EXHIBIT 99.1

                       PRESS RELEASE DATED MARCH 25, 2002














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GASCO
ENERGY



NEWS RELEASE

                 GASCO ACQUIRES SIGNIFICANT ACREAGE POSITION IN
                         GAS-PROLIFIC GREEN RIVER BASIN

DENVER - (PR Newswire) - March 25, 2002 - Gasco Energy, Inc. (OTCBB: GASE) today announced two acreage acquisitions in the Green River Basin of Wyoming. As a result of these acquisitions, Gasco now holds an interest in approximately 174,209 gross acres within the Green River Basin, giving the Company premier leasehold positions in the top two basins within the Rocky Mountain Region targeting under-exploited multi-pay, basin-centered natural gas accumulations. Gasco's large leasehold position, along with its partnership with Burlington Resources make the Company one of the region's most promising and dynamic, up-and-coming growth companies.

"The work being done in the Green River Basin, together with our acreage accumulation activities, needed to be carried out in the strictest of confidence," said Mark Erickson, President and Chief Executive Officer of Gasco. "Now that we have nearly completed this phase of our acreage acquisition program in the area, we will be more inclined to publicly discuss our activities. While the work to date in Wyoming is very positive, we still need to do a lot more work before anything is conclusive. Nevertheless, we are excited and encouraged with the results of the seismic acquired, drilling done to date and the acreage position we have obtained in this highly prospective and competitive area of Wyoming."

                      GREEN RIVER BASIN LEASEHOLD ACTIVITY

During the last 12 months, Gasco, along with its partner Burlington Resources have quietly amassed a large, contiguous acreage position. The initial 80 miles of seismic, along with the drilling of five wells to date, have yielded promising results.

These acquisitions, along with previously unannounced transactions, have resulted in Gasco holding an interest in approximately 174,209 gross acres within the Green River Basin. Gasco currently owns about 57,400 net acres with options to earn or acquire almost 81,600 net acres, yielding the Company more than 138,900 net potential acres with an average working interest of approximately 80 percent. Gasco's leasehold position is subject to a previously announced exploration agreement with Burlington


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Resources. Assuming Burlington fully earns Gasco's leasehold and Gasco fully performs on its options to acquire and earn additional lands, Gasco will continue to hold an interest in approximately 77,677 net acres, yielding an average interest of 45 percent in the entire lease position.

ADDITIONAL LEASE ACQUISITIONS DETAILS
In mid-February Gasco acquired 16,606 gross acres and with an option to acquire an additional 72,583 gross acres from a privately held oil and gas company. Financial terms of the deal were not disclosed.

Additionally, Gasco and Burlington recently participated in a Wyoming Federal lease sale and were able to successfully acquire 21,613 gross acres from the Bureau of Land Management for $2.9 million. The acreage is strategically located in Gasco's core operating area of the Greater Green River Basin, and within the current Gasco/Burlington Resources Area of Mutual Interest. Gasco acquired a 50 percent working interest in the acreage at an average price of $130 per acre.

Mike Decker, Gasco's Executive Vice President and Chief Operating Officer, said, "The Green River Basin is another core area for Gasco, complementing our significant acreage holdings in the Uinta basin of Utah which exhibit similar characteristics. We don't believe that Jonah Field is unique, as exhibited by the ongoing development on the Pinedale Anticline and Shell Production's interest in the Pacific Creek Project. As Burlington Resources continues their high-resolution 2-D seismic shoot and advanced processing techniques, along with industry's modern drilling and completion technologies, we are encouraged that we will validate our geological conviction."


ABOUT GASCO ENERGY
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently holds interest in more than 140,000 gross acres in Utah and has an interest in approximately 174,209 gross acres in the Greater Green River Basin of Wyoming. Go to WWW.GASCOENERGY.COM or to learn more about Gasco Energy, Inc.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Contact for Gasco Energy, Inc.:

King Grant, Chief Financial Officer
(303) 483-0044


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